Exhibit 99


FOR IMMEDIATE RELEASE

             Contacts:     Marvin D. Brody, Chairman and Chief Executive Officer
                           Morris C. Aaron, Chief Financial Officer
                           (602) 955-5556

EMPLOYEE SOLUTIONS, INC. PROVIDES ADDITIONAL INFORMATION

PHOENIX, AZ / March 14, 1997 --- Employee Solutions, Inc. (NASDAQ NM: ESOL) confirmed today that it intends to report its financial results for the year and fourth quarter ended December 31, 1996 as soon as practicable. As a result of several matters remaining to be finalized, the Company is unable at this time to estimate when the results will be released. A conference call with analysts and other interested persons will be scheduled to take place shortly after results are announced. The Company yesterday stated that it would not then announce results as previously planned.

Although announcement of results remains subject to finalization of the Company's 1996 financial information, the Company stated that it expects to report net earnings for both the fourth quarter and for the year ended December 31, 1996 but that net earnings for the fourth quarter will be below analysts' published expectations.

Employee Solutions, Inc. is a leading professional employer organization (PEO) providing employers throughout the United States with comprehensive employee payroll, human resources and benefits outsourcing services. The Company's integrated outsourcing services include payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management/workers' compensation insurance services, retirement and healthcare programs as well as non-employment related products and services provided directly to worksite employees.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the need to complete and confirm certain underlying data, the availability and timing of certain non-company information and confirmations, the inherent necessity of using judgments as to the application of accounting principles and estimates in the preparation of financial statements, and other factors and risks detailed in the Company's Report on Form 10-Q for the quarter ended September 30, 1996.

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